Exhibit 99.1

Richard Relyea Elected to the Quintiles Transnational Holdings Inc. Board of Directors

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--December 17, 2013--Quintiles announced today that Mr. Richard Relyea has been elected to its board of directors. Mr. Relyea was designated by equity investor 3i to fill a vacancy on the Quintiles Transnational Holdings Inc. board of directors. This comes as the result of Mr. Denis Ribon’s pending departure from 3i and resulting resignation from the Quintiles board.

Pursuant to the Quintiles Transnational Holdings Inc. shareholders agreement, 3i retains the right to designate a replacement to the board. Prior to the Quintiles IPO, Mr. Relyea served as 3i’s observer to the Quintiles board.

Mr. Relyea joined 3i in 2007 as a member of the North American Private Equity team. He has been involved in 3i’s investments in Mold Masters (Canada), Quintiles (US) and Hilite (Germany).

Prior to joining 3i, Relyea was a principal at Halyard Capital where he invested in companies in the media, business services and communications sectors. He also served as an associate at Entrade, where he invested in technology and internet infrastructure businesses. Relyea began his career at Security Capital's Preferred Growth Private Equity fund, investing in real estate operating companies and investment trusts. He is actively involved in several non-profit organizations and is president of the New York Private Equity Network. Mr. Relyea received a B.A. in economics from Williams College.

About Quintiles

Quintiles (NYSE: Q) is the world’s largest provider of biopharmaceutical development and commercial outsourcing services with a network of more than 28,000 employees conducting business in approximately 100 countries. We have helped develop or commercialize all of the top-50 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

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CONTACT:
Quintiles
Phil Bridges, Media Relations
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
(phil.bridges@quintiles.com)
or
Karl Deonanan, Investor Relations
+1.919.998.2789, (InvestorRelations@quintiles.com)